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                                                                    EXHIBIT 99.1

Press Release

Thursday, January 4

Station Casinos Closes Purchase of Fiesta Casino Hotel

LAS VEGAS, Jan. 4/PRNewswire/ --Station Casinos, Inc. ("Station" or "the Company") (NYSE: STN-news) today announced that it consummated its acquisition of the Fiesta Casino Hotel in North Las Vegas, Nevada.

         The Fiesta Casino Hotel is located at the intersection of Lake Mead Boulevard and Rancho Road in North Las Vegas, near the Texas Station Gambling Hall & Hotel. Situated on 25 acres, the Fiesta currently offers approximately 70,000 square feet of casino space featuring 1,900 gaming devices and 30 table games, 100 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, bingo and a race and sports book. The property will retain the Fiesta name and theme.

         Station Casinos, Inc. is headquartered in Las Vegas where it owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Santa Fe Hotel & Casino, the Wild Wild West Gambling Hall & Hotel and Sunset Station Hotel & Casino in Henderson, Nevada, as well as slot route management services in Clark County, Nevada.

         This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, acquisitions, and expansion projects of the Company which involve risks and uncertainties including, but not limited to, licensing and other regulatory risks. Further information on potential factors, which could affect the business, financial condition, results of operations, acquisitions and expansion projects of the Company, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-41588.